    As filed with the Securities and Exchange Commission on June 23, 1997
                      Registration Statement No. _______

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                             --------------------
                                   FORM S-3

                            REGISTRATION STATEMENT

                                    Under

                          THE SECURITIES ACT OF 1933

                             --------------------
                                  AMBI INC.

            (Exact name of registrant as specified in its charter)

New York                       2083                          11-2653613
(State or other                (Primary Standard             (I.R.S. Employer
jurisdiction of                Industrial Classification     Identification No.)
incorporation)                 Code Number)

AMBI Inc.                                   Fredric D. Price
771 Old Saw Mill River Road                 771 Old Saw Mill River Road
Tarrytown, New York 10591                   Tarrytown, New York 10591
(914) 347-5767                              (914) 347-5767
(Address, including zip code,               (Name, address, including
and telephone number, including             zip code, and telephone number,
area code, of registrant's                  including area code, of agent
principal executive offices)                for service)


                                  Copies To:
                            Oscar D. Folger, Esq.
                               521 Fifth Avenue
                           New York, New York 10175

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

/X

                       CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum       Proposed Maximum       Amount of
Title of Each Class of Securities Being        Amount Being   Offering Price per     Aggregate Offering     Registration Fee
Registered                                       Registered   Share (1)              Price
 Common Stock                                     9,581,560                  $2.29           $21,941,772              $6,649.02


(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $2.29 per Share based upon the average of the high and low prices of $2.375 and $2.1875, respectively, on June 19, 1997.

                           -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            ----------------------

                  SUBJECT TO COMPLETION, DATED JUNE 23, 1997

PROSPECTUS

                                  AMBI INC.
                       9,581,560 Shares of Common Stock

                       --------------------------------

         This Prospectus relates to an aggregate of 9,581,560 shares of Common Stock (the "Offered Shares") of AMBI Inc. (the "Company"), par value $.005 per share (the "Common Stock"), of which 881,560 shares of Common Stock are issuable upon the exercise of warrants (the "Warrants"), and of which up to 8,700,000 shares of Common Stock are issuable upon the conversion of Series D Preferred Stock (the "Preferred Stock") (the "Conversion Shares") sold in a private placement consummated in May 1997. This Prospectus also covers, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the offer and sale by the Selling Security Holders of any and all Common Stock issued with respect to the Preferred Stock and Warrants as a result of stock splits, stock dividends, and anti-dilution provisions (including by reason of changes in the conversion price of the Preferred Stock in accordance with the terms thereof). Subject to the Company's right to redeem the Preferred Stock at or prior to conversion, the Preferred Stock is not convertible during the 90-day period from May 8, 1997 until August 5, 1997. For the next 90 days until November 4, 1997, the Preferred Stock is convertible by the holder into Common Stock at $2.49557 per share, which is 110% of the average closing bid price of the Common Stock for the 10 trading days prior to May 8, 1997. After November 4, 1997 the conversion price per share is the lesser of (i) $2.49557 or (ii) the average closing bid price of the Common Stock for the ten trading days prior to conversion less a discount which increases in stages from 13% on November 4, 1997 to 25% by August 1, 1998. On the occurrence of certain events, the Preferred Stock is immediately convertible by the holder into Common Stock at a per share price equal to the lesser of (i) $2.49557 or (ii) 75% of the average closing bid price of the Common Stock for the ten (10) trading days prior to conversion. These events include a merger or other combination in which the Company is not the surviving entity; the acquisition by any entity or group of more than 50% of the voting power of the Company's securities; the election or appointment of a majority of the Board of Directors and whose election or appointment was not approved by shareholders or the existing Board; and Fredric
D. Price ceasing to be chief executive officer of the Company prior to the earlier of (i) May 8, 1998 or (ii) the Company's announcement of positive operating income for a fiscal quarter. The warrants are exercisable for a period of five years to purchase shares of Common Stock at $2.72244 per share.

         This Prospectus does not relate to the sale or issuance by the Company of any securities. Any shares of Common Stock which are offered will be offered for the respective accounts of the Selling Security Holders, who will acquire shares of Common Stock upon exercise of warrants which are owned by them, as well as upon conversion of the Preferred Stock. The Company will receive the exercise prices payable upon exercise of the Warrants. However, the Company will not receive any proceeds from the sale of the shares of Common Stock by the

Selling Security Holders. The Company will pay substantially all of the expenses with respect to the offering and sale of the Offered Shares to the public, including the costs associated with registering the Offered Shares under the Securities Act and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Security Holders. See "Selling Security Holders."

         The Company has been advised by the Selling Security Holders that the Offered Shares may be offered for sale from time to time by or for the account of such Selling Security Holders in the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Offered Shares for whom such broker-dealer may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Security Holders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Security Holders" and "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market System under the symbol AMBI. As reported by Nasdaq for June 19, 1997, the last sale price for the Company's Common Stock was $2.375.

                            ---------------------

               THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ---------------------

                The date of this Prospectus is June ___, 1997.

                            AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional
Offices: Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois; 7 World Trade Center, New York, New York, and Suite 500, 5757 Wilshire Boulevard, Los Angeles, California, and with respect to registration statements, Suite 788, 1375 Peachtree Street, Atlanta, Georgia. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and can also be accessed electronically through the Commission's Web site at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Offered Shares. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference and attached hereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 THE COMPANY

         AMBI Inc., (the "Company") is a New York corporation which was incorporated on June 29, 1983. The Company develops and commercializes pharmaceutical and dietary products. The executive offices of the Company are located at 771 Old Saw Mill River Road, Tarrytown, New York 10591 and its telephone number at that address is 914-347-5767.

                                 RISK FACTORS

         An investment in the Offered Shares offered hereby involves a high degree of risk. Prospective investors should understand that they may sustain a total loss of their investment and should consider carefully the following risk factors, among others, in making their investment decision. This Prospectus contains and incorporates by reference forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K for the year ended June 30, 1996, which is incorporated in this Prospectus by reference. Such statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors and actual results could differ materially from those projected in such forward-looking statements.

Recent Sale of Subsidiary

In December 1996, the Company sold its Aplin & Barrett Limited subsidiary. Substantially all of the Company's earnings through the date of sale had been generated by this subsidiary. The Company has not yet reinvested the proceeds from this sale into any business opportunity to replace the potential to generate revenues.

Continuing Operating Losses

The Company has had net operating losses since its inception in 1983. At March 31, 1997 the Company's accumulated deficit was approximately $38.5 million. For the first three quarters of fiscal 1997, such operating losses were approximately $11.7 million. The Company's revenues have been generated to date solely from sales of non-therapeutic products, development agreements, and research grants. The Company is currently generating sales from its medical food product, Cardia(TM) Salt Alternative, animal healthcare products, and development agreements. While the Company is looking to expand its revenues through, among other things, the acquisition of pharmaceutical and dietary products, it is not certain that any acquisitions will be concluded. The Company does not expect to generate revenues from the products currently in its R&D pipeline for several years. The Company's ability to achieve profitability depends, in part, on its ability to successfully penetrate the market with Cardia(TM) Salt Alternative. Profitability will depend, in addition, upon the Company's ability to obtain regulatory approval for products, to enter into agreements for product development and/or commercialization, or to develop the capacity to manufacture and/or market its products. There can be no assurance that the Company will obtain required regulatory approvals, successfully develop, commercialize, manufacture and market its products or achieve profitability.

Need for Additional Funding

The Company's future capital requirements will depend on many factors, including expenses associated with the continued marketing of existing products, expenses associated with research and development, and funds required for the acquisition of products and/or companies. Progress with pre-clinical and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the establishment of collaborative arrangements, the cost of manufacturing facilities and of commercialization activities and arrangements, the cost of product in-licensing and possible acquisitions may impact the Company. The Company's existing resources are expected to be insufficient to fund the Company's foreseeable operational and acquisition activities, and additional funds will be required. The Company intends to seek such additional funding through arrangements with corporate collaborators, through public or private sales of its securities, including equity securities, or through bank financing arrangements. There can be no assurance that additional funding will be available at all or on reasonable terms. Moreover, any of such financings may result in substantial dilution to the Company's existing equity holders.

Government Regulation

Products which are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans or animals are subject to extensive governmental regulation. All such products are subject to regulation for quality assurance, toxicology, safety, and efficacy. Products containing such agents must undergo thorough preclinical and clinical evaluations of performance as to safety and efficacy under approved protocols. The Company intends to pursue regulatory approval for the pharmaceutical and related uses of its products. The Company's proposed pharmaceutical products, for both human and animal use, will be subject to the regulatory approval processes for new drugs. They are subject to approval in the U.S. by the Food and Drug Administration ("FDA"), and by other developed countries' regulatory agencies. To take a product from the discovery stage through research and preclinical development to the point where the Company and/or its partners can make the necessary filing (to the FDA and governmental agencies outside the U.S.) to conduct human clinical trials may take several years. Regulatory requirements to conduct clinical trials are substantial, depend upon a variety of factors, vary by country, and will further add to the time necessary to determine whether a product candidate can be approved for human use. There can be no assurance that the Company's proposed products will prove to be safe and effective under these regulatory procedures, or will continue to be marketable even after approval. Certain of the Company's products in the medical food business areas do not require FDA approval for marketing, but are subject to monitoring by the FDA. No assurances can be given that FDA interactions on these products will not occur at some point in the future.

Drug Related Risks

Adverse side effects from the treatment of diseases and disorders in both human and animal patients may occur during clinical testing of a new drug on humans and animals. Such effects may delay FDA approval, and even cause a company to terminate its efforts to develop a drug for commercial use. In addition, adverse side effects that develop after the FDA has approved a drug could result in legal action against a company. Drug developers and manufacturers, including the Company, may face substantial liability for damages in the event of adverse side effects or product defects identified with their products used in clinical tests or marketed to the public. There can be no assurance that the Company will be able to defend itself successfully in any suit that may be brought against it and any such defense is likely to require the utilization of significant Company resources. Further, there can be no assurance that the Company will be able to satisfy any claim for which it may held liable resulting from the use or misuse of products which it has developed, manufactured or sold.

Dependence on Key Executive and Skilled Personnel

The business of the Company depends heavily upon the participation of Mr. Fredric D. Price, President and Chief Executive Officer of the Company. Loss of his services would adversely affect the operations of the Company. In addition, both the long-term and short-term success of the Company depend in large part upon its continued ability to attract and retain skilled scientific and managerial employees. There can be no assurance that the Company will at all times be able to attract such qualified individuals as a result of the highly competitive nature of the market for such persons.

Competition

The Company is evaluating certain proprietary dietary food products in the areas of cardiovascular disease, diabetes, infectious disease, and gastrointestinal disorders. Special Dietary Foods are foods that supply particular dietary needs or that may aid in the dietary management of disease and are sometimes known as medical foods, functional foods, or nutraceuticaIs.

The Company was granted an exclusive license by a division of Orion Corporation ("Orion"), the largest pharmaceutical company in Finland, to make, have made, use and sell in the United States Orion's patented salt alternative. This product, currently being sold in Finland and Japan by Orion and its licensee, has significantly less sodium than regular salt and contains potassium and magnesium, essential minerals that may help in the dietary management of blood pressure. The Company is marketing this product directly to hypertensive patients and to medical professionals (physicians, pharmacists and dietitians) for recommendation to hypertensive patients and to those at risk of developing hypertension.

The Company has not previously marketed products in this manner. Other larger food and pharmaceutical companies (with substantially greater financial resources and/or with relevant marketing experience) could acquire or develop products that may compete with the Company's salt alternative and with other special dietary food products that the Company may acquire in the future. There can be no assurance that the Company's salt alternative will be successful, or that the Company will be able to develop or acquire other special dietary foods that have a substantial market presence.

The Company is developing a class of bacteriocins/antimicrobial peptides known as lanthocins as drugs for the treatment of bacterial infections such as ulcer disease, diseases of the colon, and hospital-acquired systemic infections. The Company understands that there are many corporate and research organizations that are seeking to develop other bacteriocins and other antimicrobial peptides as drugs to treat these and similar bacterial infections. Success by competitors in work with other anti-bacterial or germicidal products may substantially and adversely affect the Company's prospects. Many of the large corporations that are involved in, or are expected to enter, the field of biotechnology have substantially greater financial, marketing and human resources than the Company and have the capability of providing significant long-term competition.

Shares Eligible for Future Sale

         Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. In addition to 45,000 shares of Series D Preferred Stock and 528,937 Warrants, the Company currently has outstanding 222 shares of its Series C Convertible Preferred Stock (the "Series C Preferred Stock") which as of June 19, 1997 are convertible into 1,529,444 shares of Common Stock (subject to anti-dilution adjustments). The Company also has registered the sale of 4,342,467 shares of Common Stock issuable pursuant to various other warrants and stock options.

Dividends Not Likely

The Company has never paid any dividends on its Common Stock. The payment of dividends is also restricted by provisions of the Preferred Stock. When the Company becomes legally able to pay dividends, such payment shall be subject to the discretion of the Board of Directors, which will take into account earnings, financial requirements of the Company, and other factors deemed relevant by the Board of Directors. For the foreseeable future, it is anticipated that any earnings, which may be generated from operations of the Company, will be used to finance the growth of the Company, and that cash dividends will not be paid to holders of Common Stock.

Volatility of Stock Price

The market prices for securities issued by small health care companies have been volatile. Announcements of technological innovations for new commercial products by the Company's competitors, adverse developments concerning regulatory review, proprietary rights, corporate plans, the introduction of new products, and changes in general conditions in the pharmaceutical industry may have a significant impact on the Company's business and on the market price of the Common Stock.

Technological Obsolescence

The fields in which the Company's products are being developed are undergoing rapid technological advances. There is no assurance that the Company will be in a position to take advantage of such advances. In addition, there can be no assurance that some of the Company's products will not be rendered obsolete as a result of the successful application of such technology by competitors.

Product Liability Claims and Uninsured Risks

To the extent that the Company is successful in developing and marketing new products, it will be exposed to liability resulting from the use of such products. The Company has obtained product liability insurance for the products it currently markets and intends to obtain product liability insurance for products it will market in the future. Although the Company may apply for product liability insurance, there is no assurance that it will receive insurance or that such insurance will be sufficient to cover all possible liabilities.

Dependence on Others

In order to develop, test and market its products, it may be necessary for the Company to obtain licenses to patents or other proprietary rights of third parties, or enter into agreements with collaborative partners. There can be no assurance that any such licenses or agreements would be available, if at all, on terms acceptable to the Company. If AMBI is not able to obtain such licenses or enter into such agreements, it could encounter delays in introducing its products into the market, or find that development, manufacture or sale of its products will be limited.

No Manufacturing Experience and Reliance on Third Parties for Manufacturing

The Company currently has no facilities to manufacture its products in accordance with Good Manufacturing Practices ("GMP") prescribed by the FDA and must rely on third parties to manufacture its products. There can be no assurance that these manufacturers will meet the Company's requirements for quality, quantity and timeliness, or that the Company would be able to find substitute manufacturers, if necessary.

Dependence on Patents and Proprietary Technology


The biotechnology and pharmaceutical industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend, in part, on its ability to obtain patent protection for its products and manufacturing processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. In addition to AMBI's own patents and patent applications, Orion Corporation and the University of Maryland have exclusively licensed their rights in certain patents and patent applications to the Company. The Company's future performance is partly dependent upon these license agreements.

The Company is conducting research and expects to seek additional patents in the future, but there can be no assurance as to its success or the timeliness in obtaining any such patents or as to the breadth or degree of protection, which any such patents will afford the Company. The patent position of biotechnology and pharmaceutical firms is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of biotechnology patent applications at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. Accordingly, there can be no assurance that any current or future patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford adequate protection to the Company or not be challenged, invalidated or infringed. Furthermore, there can be no assurance that others will not independently develop similar products and processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in suits in which the Company may assert its patents against others. If the outcome of any such litigation is adverse to the Company, the Company's business could be adversely affected. To determine the priority of inventions, the Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to the Company.

In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or be unable to develop, manufacture or sell products.

The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, or that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise be disclosed.

Sales Dependent in Part on Third Party Reimbursement

Sales of the Company's products may depend to some extent on the availability of reimbursement from third-party payers, such as government and private insurance plans. No assurance can be given that such reimbursement will be available.

Dependence on Acquisitions

The Company intends to expand in part by pursuing a strategy of seeking acquisitions. There can be no assurance that suitable acquisition candidates can be found or effectively integrated into the Company. There can be no assurance, that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions during which the operations of the acquired businesses are being integrated into the Company's operations.

                               USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Security Holders. The Company will use the proceeds of any conversion of the Preferred Stock and exercise of the Warrants for general corporate purposes.

                           SELLING SECURITY HOLDERS

         The following table sets forth the names of the Selling Security Holders, the number of shares of Common Stock beneficially owned by such Selling Security Holder and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each such Selling Security Holder. None of the Selling Security Holders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his or its ownership of shares of Common Stock. The Offered Shares may be offered from time to time by the Selling Security Holders named below. However, such Selling Security Holders are not obligated to sell any such Offered Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. Because the Selling Security Holders are not obligated to sell any such Offered Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Security Holder upon termination of any offering made hereby.

         Pursuant to Rule 416 promulgated under the Securities Act, Selling Security Holders may also offer and sell shares of Common Stock issued with respect to the Preferred Stock and the Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of changes in the conversion price of the Preferred Stock in accordance with the terms thereof).


                                                                                           Securities to
                                                Securities Owned           Securities           be Owned
Name and Address                                Before Offering         to be Sold (1)    after Offering
----------------                               -----------------        --------------    --------------
C. C. Investments, LDC (2)                             4,763,230             4,763,230               -0-
Nelson Partners (2)(4)                                 2,850,774             1,852,415           998,359
Olympus Securities, Ltd. (2)(5)                        2,182,416             1,852,415           330,001
Lakeshore International, Ltd. (2)                      1,058,402             1,058,402               -0-
Frith Brothers Investments, Inc. (3)                      57,098                55,098             2,000

--------------------

(1)      Assumes sale of all Offered Shares.

(2) Represents the pro rata allocation among the Selling Security Holders of 9,526,462 shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants which the Company is registering hereunder pursuant to the Registration Rights Agreement between the Company and the Selling Security Holders, dated as of May 8, 1997. The actual number of shares of Common Stock issuable upon conversion of the Preferred Stock will equal (i) the aggregate stated value of the shares of Preferred Stock then being converted (i.e., $100 per share), plus a premium in the amount of 6% per annum accruing from May 8, 1997 through the date of conversion plus any conversion default amount (as defined in the Certificate of Amendment of the Certificate of Incorporation of the Company which describes the designations, preferences and rights of the Series D Preferred Stock), divided by a Conversion Price which varies as follows. The Preferred Stock is not convertible until August 5, 1997. For the 90 days from

         August 5, 1997 until November 4, 1997, the Preferred Stock is convertible by the holder into Common Stock at $2.49557 per share, which is 110% of the average closing bid price for the 10 trading days prior to May 8, 1997. After November 4, 1997 the conversion price per share is the lesser of (i) $2.49557 or (ii) the average closing bid price of the Common Stock for the ten trading days prior to conversion less a discount which increases in stages from 13% on November 4, 1997 to 25% by August 1, 1998. On the occurrence of certain events, the Preferred Stock, together with the premium aforesaid, is immediately convertible by the holder into Common Stock at a per share price equal to the lesser of (i) $2.49557 or (ii) 75% of the average closing bid price of the Common Stock for the ten (10) trading days prior to conversion. These events include a merger or other combination in which the Company is not the surviving entity; the acquisition by any entity or group of more than 50% of the voting power of the Company's securities; the election or appointment of a majority of the Board of Directors and whose election or appointment was not approved by shareholders or the existing Board; and Fredric D. Price ceasing to be chief executive officer of the Company prior to the earlier of (i) May 8, 1998 or (ii) the Company's announcement of positive operating income for a fiscal quarter. Also includes shares of Common Stock issuable upon exercise of Warrants. The Warrants are exercisable for a period of five years to purchase shares of Common Stock at $2.72244 per share.

         Except under certain limited circumstances, no holder of the Preferred Stock and Warrants is entitled to convert or exercise such securities to the extent that the shares to be received by such holder upon such conversion or exercise would cause such holder to beneficially own more than 4.9% of the Common Stock of the Company. Therefore, the number of shares set forth herein and which a Selling Security Holder may sell pursuant to the Prospectus may exceed the number of shares of Common Stock such Selling Security Holder would otherwise beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, pursuant to the regulations of the National Association of Securities Dealers, in the absence of shareholder approval, the aggregate number of shares of Common Stock issuable to the Selling Security Holders at a discount from market price upon conversion of the Preferred Stock and exercise of the Warrants may not exceed 19.99% of the outstanding shares of Common Stock on May 8, 1997 (i.e., 3,729,814 shares). Unless shareholder approval is obtained to issue Common Stock to the Selling Security Holders in excess of the maximum amount set forth above, none of the Selling Security Holders will be entitled to acquire more than its proportionate share of such maximum amount. Any Preferred Stock which may not be converted and any Warrants which may not be exercised because of such limitation must be redeemed by the Company.

(3) Includes 55,098 shares of Common Stock issuable upon exercise of Warrants.

(4) As of June 19, 1997, includes 978,218 shares of Common Stock issuable upon conversion of Series C Preferred Stock. After completion of the sale of all Offered Shares, Nelson Partners would be deemed to be beneficial owner of approximately 3.4% of the Company's outstanding Common Stock.

(5) As of June 19, 1997, includes 330,001 shares of Common Stock issuable upon conversion of Series C Preferred Stock. After completion of the sale of all Offered Shares, Olympus Securities, Ltd. would be deemed to be beneficial owner of approximately 1.2% of the Company's outstanding Common Stock.

                             PLAN OF DISTRIBUTION

         The securities are being offered for the respective accounts of the Selling Security Holders. The Company will not receive any proceeds from the sale of any securities by the Selling Security Holders, although it would receive proceeds from the exercise of Warrants by the Selling Security Holders. Pursuant to this Prospectus, the shares of Common Stock of the Company issuable
(i) upon conversion of the Company's Series D Preferred Stock, (ii) upon exercise of certain warrants to acquire shares of Common Stock and (iii) in exchange for or otherwise with respect to any of the foregoing (collectively, the "Offered Shares") may be sold by the Selling Security Holder from time to time while the Registration Statement to which this Prospectus relates is effective on the Nasdaq National Market System ("NNM") or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The Selling Security Holder may choose to sell all or a portion of such Offered Shares from time to time in any manner described herein. The methods by which the Offered Shares may be sold by the Selling Security Holder include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve cross or block trades or any other transactions permitted by the NNM, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combinations of any such methods of sale. In addition, the Selling Security Holder may enter into hedging transactions with broker-dealers which require the delivery to such broker-dealers of the Offered Shares offered hereby, which Offered Shares such broker-dealers may resell pursuant to this Prospectus.

         In effecting sales, brokers and dealers engaged by the Selling Security Holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Security Holder to sell a specified number of Offered Shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Security Holder, may purchase as principal any unsold Offered Shares at the price required to fulfill such broker or dealer commitment to the Selling Security Holder. Brokers or dealers who acquire Offered Shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above. The Offered

Shares held by the Selling Security Holder may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Offered Shares as a pledgee of the Selling Security Holder. The Selling Security Holder and brokers and dealers through whom sales of Offered Shares may be effected may be deemed to be "underwriters," as defined under the Securities Act, and any profits realized by them in connection with the sale of the Offered Shares may be considered to be underwriting compensation.

         The Registration Rights Agreement between the Company and the Selling Security Holder, dated as of May 8, 1997, provides that the Company and the Selling Security Holder will indemnify each other against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the other may be required to make in respect thereof.

                                   EXPERTS

         The consolidated financial statements of the Company as of June 30, 1996 and 1995, and for each of the years of the three-year period ended June 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL MATTERS

         Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 5,000 shares of the Common Stock of the Company.

                               MATERIAL CHANGES

         Except as set forth herein, there have been no material developments since the filing on May 14, 1997 of the Company's quarterly report on Form 10-Q for the nine months ended March 31, 1997.

         In June 1997, the Company signed a non-binding letter which sets forth terms upon which the Company might acquire Nutrition 21, a privately-owned company based in San Diego, California which is engaged in the development and marketing of proprietary nutrition products and dietary supplements. These terms include the payment by the Company of $10,000,000 and 500,000 shares of Common Stock. In addition, the Company would make contingent payments based upon sales levels over four years and pay royalties on new products. The transaction is subject to the execution of a definitive agreement, approval by the Company's Board of Directors and the partners of Nutrition 21, and other terms and conditions.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof. The Commission file number for all documents which are incorporated by reference is 0-14983.

                  (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

                  (2) Quarterly Report on Form 10-Q for the nine months ended March 31, 1997.

                  (3)      Current Report on Form 8-K filed December 27, 1996.

                  (4) The section entitled "Description of Securities" in the Company's registration statement on Form S-1 (Registration No. 33-4822), declared effective on August 28, 1986.

         In addition, any amendments to such document and all other reports, proxy statements and other documents of the Company hereafter filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this Prospectus, shall be deemed to be incorporated in this Prospectus and made a part hereof by reference from the date of filing of each such document. Any statement contained in an earlier document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to the Secretary, AMBI Inc., 771 Old Saw Mill River Road, Tarrytown, New York 10591.

                               INDEMNIFICATION


         The Company's by-laws provide that the Company will indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law (the "BCL") provides that a corporation may indemnify a director or officer, made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. In addition, the BCL provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            ADDITIONAL INFORMATION

         This Prospectus contains certain information concerning the Company and its securities, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed with the Commission under the Securities Act, to which reference is made. Any summary from the Exhibits contained in this Prospectus is necessarily incomplete and must not be considered as a full statement of the provisions of such instruments.

                                  AMBI INC.

                       9,581,560 Shares of Common Stock

                            ----------------------

                                  PROSPECTUS

                            ----------------------



                                June ___, 1997



         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.



                             TABLE  OF  CONTENTS

                    Available Information .......        3
                    The Company ...................      4
                    Risk Factors .....................   4
                    Use of Proceeds ...............      9
                    Selling Security Holders ........... 9
                    Plan of Distribution ............   11
                    Experts ............................11
                    Legal Matters ...................   12
                    Material Changes ................   12
                    Incorporation by Reference ......   12
                    Indemnification .................   13
                    Additional Information ..........   13

                                   PART II

                    Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:


Securities and Exchange Commission fee....           $ 6,649
Nasdaq National Market listing fee........            17,500
Legal Fees and expenses...................            10,000
Accountant's fees and expenses............             5,000
Miscellaneous.............................               851
                                                     -------
                  Total...................           $40,000



Item 15.  Indemnification of Directors and Officers.

         Section 5.04 of the Company's by-laws provides that the Company will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer, made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits.

Exhibit No.       Description

(4) Certificate of Amendment dated May 8, 1997 to Registrant's Certificate of Incorporation

(5)      Opinion of Oscar D. Folger

(23)(a)  Consent of Oscar D. Folger (Included in Exhibit 5)

(23)(b)  Consent of KPMG Peat Marwick LLP

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of

Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York on the 20th day of June 1997.

                  AMBI Inc.

                  By:   /s/
                      -----------------------------
                  Fredric D. Price, President, CEO and Director

                              POWER OF ATTORNEY


     Each person whose signature appears below hereby constitutes and appoints Fredric D. Price as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                             --------------------

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                          Title                                     Date
  /s/
-------------------------
Sheldon G. Gilgore              Chairman of the Board                       June 20, 1997


  /s/
-------------------------
Fredric D. Price                President, CEO and Director                 June 20, 1997
                                (Principal Accounting and
                                Financial Officer)

  /s/
-------------------------
Robert E. Flynn                 Director                                    June 16, 1997

  /s/
-------------------------
Colin Kop                       Director                                    June 20, 1997

  /s/
-------------------------
Audrey T. Cross                 Director                                    June 17, 1997

  /s/
-------------------------
Robert E. Pollack               Director                                    June 13, 1997